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                                 EXHIBIT 99.1


                        MARKING COMPANY'S FIFTH SPLIT,
                  FISERV ANNOUNCES 3-FOR-2 COMMON STOCK SPLIT


     Brookfield, Wisconsin, March 25, 1999--Fiserv, Inc., (NASDAQ:FISV) announced today a 3-for-2 split in its outstanding shares of Common Stock among shareholders of record as of April 16, 1999. Distribution of new shares will be mailed on or about April 30, 1999, by the Corporation's transfer agent, Firstar Bank Milwaukee, N.A.

     The stock split, which will be effected in the form of a dividend, is the result of action taken by the Board of Directors of the Corporation on March 25, 1999. The Company's records showed 82.2 million shares of Common Stock outstanding. This latest stock split will increase the number of Fiserv shares outstanding to approximately 123.3 million.

     This stock split will be the Company's fifth since it went public in September 1986. Fiserv previously carried out 3-for-2 splits in May 1998, May 1993, June 1992 and July 1991. Excluding this latest stock split, a share of Fiserv stock valued at $2.74 in 1986 has increased in value over 19 times to $52.50 per share, the closing price at the end of yesterday's trading.

     Fiserv, Inc. (NASDAQ:FISV) is an independent, full-service provider of integrated data processing and information management systems to the financial industry. As a leading technology resource, Fiserv serves more than 7,000 financial service providers worldwide, including banks, broker-dealers, credit unions, financial planners/ investment advisers, insurance companies, mortgage banks and savings institutions. Headquartered in Brookfield, Wisconsin, Fiserv also can be found on the Internet as www.fiserv.com.
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